Exhibit 4(d)

                          SECOND SUPPLEMENTAL INDENTURE

     THIS SECOND SUPPLEMENTAL INDENTURE (this "Agreement") dated as of the effective time and date of the Merger (defined below), is made among GENERAL ELECTRIC CAPITAL CORPORATION (f/k/a General Electric Credit Corporation), a New York investment company (the "Company"), GECS MERGER SUB, INC., a Delaware corporation (the "Successor Corporation"), and THE CHASE MANHATTAN BANK, a corporation duly organized and existing under the laws of the State of New York (the "Trustee").

     WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture dated as of June 3, 1994, between the Company and Mercantile-Safe Deposit and Trust Company, as it has been supplemented from time to time by (a) the First Supplemental Instrument of Resignation, Appointment and Acceptance dated as of August 14, 1996, among the Company, The Bank of New York and the Trustee, as successor trustee; and (b) the First Supplemental Indenture dated as of February 1, 1997, among the Company and the Trustee (as supplemented, the "Indenture"), pursuant to which the Securities have been issued. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture;

     WHEREAS, the Company has proposed to reincorporate in the State of Delaware by merging (the "Merger") with and into the Successor Corporation, which will continue as the surviving corporation under the name "General Electric Capital Corporation";

     WHEREAS, Section 10.1(a) of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture without the consent of the Securityholders in order to evidence the succession of another corporation to the Company, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Company pursuant to Article XI of the Indenture;

     WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this Agreement to amend and supplement the Indenture and has requested that the Trustee join in the execution of this Agreement; and

     WHEREAS, all things necessary to make this Agreement a valid agreement of the Company, the Successor Corporation and the Trustee and a valid amendment of and supplement to the Indenture have been done.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Successor Corporation and the Trustee hereby agree as follows:

     SECTION 1. Assumption. (a) Pursuant to Section 11.1 of the Indenture, the Successor Corporation, as the surviving corporation of the Merger, hereby, as of the effective time and date of the Merger and subject to the effectiveness thereof, expressly assumes the due and punctual payment of the principal and premium, if any, of and interest on each Credit Support Obligation issued thereunder and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.

     (b) Pursuant to Section 11.2 of the Indenture, as of the effective time and date of the Merger and subject to the effectiveness thereof, the Successor Corporation shall succeed to and be substituted for the Company with the same effect as if it had been named therein as the Company, and the Company shall be relieved of any further obligation under the Indenture and under the Securities.

     SECTION 2. Representation and Warranties. Immediately after the effective time of the Merger, the Successor Corporation will not be in default in the performance of any covenant or condition of the Indenture assumed by the Successor Corporation in Section 1 hereof.

     SECTION 3. Incorporation of Indenture. All the provisions of this Agreement shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Agreement, shall be read, taken and construed as one and the same instrument.

     SECTION 4. Headings. The headings of the Sections of this Agreement are inserted for convenience of information and reference and shall not be deemed to be a part thereof.

     SECTION 5. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

     SECTION 6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     SECTION 7. Regarding the Trustee. The Trustee shall not be responsible for the correctness of the recitals herein, and makes no representation as to the validity or the sufficiency of this Agreement, other than that the Trustee, as evidenced by its execution hereof, agrees that this Agreement is satisfactory evidence to the Trustee of the Successor Corporation's assumption of the Company's obligations as set forth herein, and the Trustee and each of the Securityholders shall be entitled to all of the benefits of all of the rights, privileges, immunities and indemnities of the Trustee and each of the Securityholders provided for in the Indenture.

     SECTION 8. Notices. For purposes of Section 14.3 of the Indenture, the address of the Successor Corporation is:

                               260 Long Ridge Road
                               Stamford, Connecticut 06927
                               United States of America
                               Attention:  Senior Vice President-Corporate
                                           Treasury and Global Funding Operation
                               Facsimile:  203-357-4975
                               Telephone: 203-357-4000

     SECTION 9. Notice of Merger. The Successor Corporation shall give the Trustee prompt notice of the effectiveness of the Merger.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the effective time and date of the Merger.

                                   GENERAL ELECTRIC CAPITAL
                                   CORPORATION, a New York investment company



                                   By:    /s/ Jeffrey S. Werner
                                      ------------------------------------------
                                        Jeffrey S. Werner
                                        Senior Vice President - Corporate
                                        Treasury and Global Funding Operation

                                   GECS MERGER SUB, INC., a Delaware corporation




                                   By:    /s/ Jeffrey S. Werner
                                      ------------------------------------------
                                        Jeffrey S. Werner
                                        Senior Vice President - Corporate
                                        Treasury and Global Funding Operation



                                   THE CHASE MANHATTAN BANK, a New York
                                   corporation, as trustee


                                   By:   /s/ James P. Freeman
                                      -----------------------------------------
                                      Name: James P. Freeman
                                      Title: Vice President